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Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the inclusion of our Independent Auditors' Report dated August 4, 2004 regarding the balance sheet of Pacific Coast National Bancorp (In Organization) as of June 30, 2004, and the related statements of operations, changes in shareholders' deficit, and cash flows for the period from July 2, 2003 (Inception) to June 30, 2004, in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "exports."

/s/ Vavrinek, Trine, Day & Co. LLP

Laguna Hills, California
August 13, 2004

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  Exhibit 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS